Exhibit 99.1
PRESSRELEASEwww.HelixESG.com Helix Energy Solutions Group, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060-3500 · 281-618-0400 · fax: 281-618-0505 For Immediate Release 08-019 Contact: Tony Tripodo Date: October 29, 2008 Title: Chief Financial Officer
Helix Reports Quarter 3 Results and Updates 2008 Outlook
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) reported third quarter net income of $60.6 million, or $0.65 per diluted share. This compares to net income of $82.8 million, or $0.88 per diluted share, reported for the third quarter of 2007, and net income of $90.9 million, or $0.96 per diluted share, in the second quarter of 2008. Net income for the nine months ended September 30, 2008 was $225.8 million, or $2.40 per diluted share, compared to $196.4 million, or $2.07 per diluted share, for the nine months ended September 30, 2007. Net income for the third quarter of 2008 was negatively impacted by shut in oil and gas production resulting from both Hurricanes Gustav and Ike. Third quarter oil and gas production amounted to 10.5 bcfe, which was 4.4 bcfe lower than production for the second quarter of 2008. In addition to the decline in oil and gas production related to the hurricanes, the Company recorded an impairment charge of $6.7 million pre-tax related to oil and gas production in the Tiger field that will be abandoned as a result of damage caused by Hurricane Ike.
The Company realized pre-tax gains on asset sales of oil and gas properties of approximately $19 million in the second quarter of 2008 and $80 million in the nine months ending September 30, 2008. Excluding the impact of these gains, earnings per share for the second quarter of 2008 and nine months ending September 30, 2008 would have been $0.86* and $1.88*, respectively. Likewise, net income for the third quarter of 2007 reflected a pre-tax gain from the sale of a 30% interest in the Phoenix oil and gas field of $19 million, or $0.13 of earnings per share.
Summary of Results
(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Nine Months Ended
	September 30		June 30	September 30
	2008	2007	2008	2008	2007

Revenues	$616,216	$460,573	$540,494	$1,607,447	$1,267,202

Gross Profit	200,825	166,318	192,414	514,118	443,698
	33%	36%	36%	32%	35%

Net Income	60,587	82,828	90,902	225,824	196,350

Diluted Earnings per Share	$0.65	$0.88	$0.96	$2.40	$2.07

Adjusted EBITDAX*	$201,584	$222,410	$241,181	$681,529	$575,077

*	Non-GAAP measure. See reconciliation attached hereto.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “During the third quarter, we achieved record quarterly revenues and gross profit, led by strong performance from both our Contracting Services segment as well as our Shelf Contracting Services segment (Cal Dive), which offset the deferred production resulting from the back-to-back disruptions caused by Hurricanes Gustav and Ike. However, these strong operating results did not translate into a corresponding record for earnings per share due to higher minority interest elimination resulting from Cal Dive’s strong performance and the fact that we did not realize any gains for oil and gas property sales, as we had in the first two quarters of 2008.
Our near term efforts are focused on restoring our oil and gas production, managing our balance sheet as well as our ongoing capital projects.”
Segment Information, Operational and Financial Highlights
(in thousands, unaudited)

	Quarter Ended
	September 30		June 30
	2008	2007	2008
Revenues:
Contracting Services	$284,671	$192,331	$228,351
Shelf Contracting	278,709	176,928	171,970
Oil and Gas	134,619	141,821	194,161
Intercompany Elim.	(81,783)	(50,507)	(53,988)

Total	$616,216	$460,573	$540,494

Income from Operations:
Contracting Services	$56,845	$43,697	$37,993
Shelf Contracting	72,719	56,993	29,498
Production Facilities & Equity Investments	(140)	(182)	(156)
Oil and Gas (1)	34,198	51,443	104,202
Intercompany Elim.	(13,520)	(7,078)	(4,241)

Total	$150,102	$144,873	$167,296

Equity in earnings of equity investments	$8,886	$7,889	$6,155

(1)	Q3, 2007 included a pre-tax gain on the sale of a 30% working interest in the Phoenix field of $19 million. Q2, 2008 included a pre-tax gain of $19 million on sales of oil and gas properties.
Contracting Services
•	Deepwater construction revenues in the third quarter of 2008 benefitted from high asset utilization compared to prior periods, combined with high utilization of our robotics assets.

•
Revenues from well intervention operations increased in the third quarter as compared to the second quarter of 2008 due mainly to having the Q4000 available for a full quarter at high utilization levels after completing its capital upgrades near the end of the second quarter.

•	Gross profit margins for the Company’s Contracting Services segment improved from the second quarter mainly as a result of higher asset utilization.

Shelf Contracting
•
Shelf Contracting (Cal Dive) revenues, gross profit and net income increased significantly compared to the second quarter of 2008 as a result of seasonal improvement in demand for its vessels and higher vessel utilization.

•	Higher demand rates for Cal Dive’s vessels are allowing the Shelf Contracting segment to realize higher contracting rates, particularly for its surface diving vessels.
Oil and Gas
•
Oil and Gas revenues for the three months ended September 30, 2008 decreased significantly compared to the second quarter of 2008 primarily as a result of production shut in from Hurricanes Gustav and Ike. Production for the third quarter of 2008 fell to 10.5 bcfe compared to 14.9 bcfe for the second quarter of 2008.

•
As disclosed in the Company’s press release of September 23, 2008, nearly all the Company’s oil and gas production was shut in as a result of Hurricane Ike. As of Monday, October 27, production had been restored to a level of approximately 30% of pre-Hurricane Ike levels of approximately 160 mmcfe/day. Further, the Company’s ability to restore production is subject, for the most part, to the repair and restoration of third party pipelines and onshore production facilities, a matter largely out of the Company’s control. Based on present estimates of when these pipelines and assets will become operational again, the Company anticipates reaching pre-Hurricane Ike production levels by the end of December. Based on these estimates, the Company expects fourth quarter, 2008 production to be in the range of 7.5 to 8.0 bcfe with production in the first quarter of 2009 expected to surpass second quarter, 2008 levels as a result of incremental production anticipated from the Noonan gas discovery. Again, these forecasted production rates are subject to estimated dates for the operational restoration of third party pipelines and onshore processing facilities, a matter largely beyond the Company’s control.

Other Expenses
•	Selling, general and administrative expenses for the quarter were 8.2% of revenue, compared to 8.1% in the second quarter of 2008.

•
Net interest expense and other increased to $23.5 million in the third quarter of 2008, up from $18.7 million in the second quarter. The increase in other expense was primarily due to higher foreign exchange losses recorded during the quarter as a result of the strengthening of the U.S. dollar.

Financial Condition and Liquidity
•
Consolidated net debt at September 30, 2008 increased to $1.87 billion from $1.84 billion as of June 30, 2008. $335 million of total indebtedness relates to Cal Dive’s borrowings under its senior credit facilities, which are non-recourse to Helix. Net debt to book capitalization as of September 30, 2008 was 47%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.)

•
As of September 30, 2008, the Company had borrowings and L/Cs outstanding under its revolving credit facility totaling $198.5 million, with $221.5 million available to be drawn under the facility. In order to ensure adequate and readily available liquidity, the Company drew $175 million under the facility during the month of October. The Company expects to utilize a portion of this additional drawdown during the fourth quarter in order to fund its ongoing capital program as well as to fund operations in light of reduced oil and gas production levels.

•
Year-to-date capital expenditures (excluding $71 million related to Cal Dive) through September 30, 2008 totaled $658 million. Helix’s projected capital expenditures for 2008 (excluding Cal Dive) will range from $800 to $850 million.

•
In light of the impacts to the Company from decreased oil and gas revenues due to hurricane related shut in, the Company has taken the following actions to bolster its financial condition and liquidity:

•	Hedged an additional amount of expected 2009 oil and gas production (see quarterly conference call presentation for more details) in order to protect more of the Company’s expected 2009 cash flow.

•
Reduced the planned level of 2008 capital expenditures. The previously disclosed range of $800 to $850 million is lower than the $875 to $925 million range previously forecasted after the second quarter of 2008. We have also reduced planned capital spending for 2009 and now expect 2009 capital spending to be approximately half of 2008 levels.

•
Drew down the previously mentioned $175 million on its revolving credit facilities. Based on the Company’s current financial projections, assumptions on commodity prices and expected restoration levels of oil and gas production, the Company expects that the remaining capacity in its revolving credit facility will be sufficient to fund operations and capital spending without having to seek additional financial capital.

Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, October 30, 2008, will be webcast live. If you wish to dial in to the call the telephone number is 800 475 0212 (Domestic) or 1-312-470-7004 (International). The pass code is Tripodo. A replay will be available from the Audio Archives page on our website.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides reservoir development solutions and other contracting services to the energy market as well as to its own oil and gas business unit. Helix’s contracting services segment utilizes its vessels and offshore equipment that when applied with its methodologies reduce finding and development costs and cover the complete lifecycle of an offshore oil and gas field. Helix’s oil and gas segment engages in prospect generation, exploration, development and production activities. Helix operates primarily in the Gulf of Mexico, North Sea, Asia Pacific and Middle East Regions.
Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization. We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense. Further, we reduce Adjusted EBITDAX for the minority interest in Cal Dive that we do not own. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Net debt is calculated as the sum of financial debt less cash on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, preferred stock and shareholders’ equity. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in thousands, except per share data)	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net revenues:
Contracting services	$481,597	$318,752	$1,107,616	$852,332
Oil and gas	134,619	141,821	499,831	414,870

	616,216	460,573	1,607,447	1,267,202

Cost of sales:
Contracting services	325,186	196,027	797,641	556,546
Oil and gas	90,205	98,228	295,688	266,958

	415,391	294,255	1,093,329	823,504

Gross profit	200,825	166,318	514,118	443,698
Gain on sale of assets, net	(23)	20,701	79,893	26,385
Selling and administrative expenses	50,700	42,146	142,405	106,134

Income from operations	150,102	144,873	451,606	363,949
Equity in earnings of investments	8,886	7,889	25,964	9,245
Net interest expense and other	23,464	13,467	68,178	40,765

Income before income taxes	135,524	139,295	409,392	332,429
Provision for income taxes	54,816	45,327	154,373	111,711
Minority interest	19,240	10,195	26,553	21,533

Net income	61,468	83,773	228,466	199,185
Preferred stock dividends	881	945	2,642	2,835

Net income applicable to common shareholders	$60,587	$82,828	$225,824	$196,350

Weighted Avg. Common Shares Outstanding:
Basic	90,725	90,111	90,598	90,051

Diluted	94,779	95,649	95,266	96,087

Earnings Per Common Share:
Basic	$0.67	$0.92	$2.49	$2.18

Diluted	$0.65	$0.88	$2.40	$2.07

Comparative Condensed Consolidated Balance Sheets
ASSETS

(in thousands)	Sept. 30, 2008	Dec. 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$35,761	$89,555
Accounts receivable	576,876	512,132
Other current assets	148,378	125,582

Total Current Assets	761,015	727,269

Net Property & Equipment:
Contracting Services	1,822,045	1,507,463
Oil and Gas	1,785,625	1,737,225
Equity investments	206,805	213,429
Goodwill	1,077,411	1,089,758
Other assets, net	166,593	177,209

Total Assets	$5,819,494	$5,452,353

LIABILITIES & SHAREHOLDERS’ EQUITY

(in thousands)	Sept. 30, 2008	Dec. 31, 2007
	(unaudited)
Current Liabilities:
Accounts payable	$344,088	$382,767
Accrued liabilities	213,555	221,366
Current mat of L-T debt (1)	93,540	74,846

Total Current Liabilities	651,183	678,979

Long-term debt (1)	1,815,083	1,725,541
Deferred income taxes	669,620	625,508
Decommissioning liabilities	185,306	193,650
Other long-term liabilities	74,532	63,183
Minority interest	296,248	263,926
Convertible preferred stock (1)	55,000	55,000
Shareholders’ equity (1)	2,072,522	1,846,566

Total Liabilities & Equity	$5,819,494	$5,452,353

(1)
Net debt to book capitalization — 47% at September 30, 2008. Calculated as total debt less cash and equivalents ($1,872,862) divided by sum of total net debt, convertible preferred stock and shareholders’ equity ($4,000,384).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Nine Months Ended September 30, 2008
Earnings Release:
Reconciliation From Net Income to Adjusted EBITDAX:

	3Q08	3Q07	2Q08	2008	2007
	(in thousands)

Net income applicable to common shareholders	$60,587	$82,828	$90,902	$225,824	$196,350
Non-cash impairment and other unusual items	—	—	—	—	8,602
Preferred stock dividends	881	945	880	2,642	2,835
Income tax provision	40,019	40,626	52,753	136,295	99,699
Net interest expense and other	21,303	12,971	16,572	61,111	38,907
Depreciation and amortization	77,149	83,564	78,600	250,650	223,040
Exploration expense	1,645	1,476	1,474	5,007	5,644

Adjusted EBITDAX	$201,584	$222,410	$241,181	$681,529	$575,077

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Nine Months Ended September 30, 2008
Earnings Release:
Reconciliation from Net Income to Net Income Before Gain On Asset Sales Of Oil & Gas Properties, Net:

	2008	2Q08
	(in thousands)	(in thousands)

Net income	$228,466	$91,782
Less: gain on asset sales of oil & gas properties, net of taxes (below)	(48,981)	(9,258)

Net income before gain on asset sales of oil & gas properties, net	$179,485	$82,524

Diluted shares	95,266	95,928
EPS before gain on asset sales of oil & gas properties, net	$1.88	$0.86

Gain on asset sales of oil & gas properties	$79,707	$18,595
Tax expense	30,726	9,337

Gain on asset sales of oil & gas properties, net of taxes	$48,981	$9,258